Filed pursuant to Rule 433
Registration Statement Nos.:
333-134738, 333-134738-01,
333-134738-02, 333-134738-03,
333-134738-04 and 333-134738-05

THE BANK OF NEW YORK COMPANY, INC.
FINAL TERM SHEET, MARCH 20, 2007

ISSUER:  THE BANK OF NEW YORK COMPANY, INC.
SECURITIES:  SENIOR MEDIUM-TERM NOTES, SERIES G
EXPECTED RATINGS: AA3 / A+ / AA- (STABLE/STABLE/POSITIVE)
MATURITY DATE:  MARCH 23, 2012
TRADE DATE:  MARCH 20, 2007
SETTLEMENT DATE:  MARCH 23, 2007 (T+3)
COUPON: 5.000% PER ANNUM
COUPON FREQUENCY:  SEMI-ANNUALLY
INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH MARCH 23 AND SEPTEMBER 23, COMMENCING SEPTEMBER 23, 2007 AND ENDING ON MATURITY DATE (OR NEXT BUSINESS DAY, MODIFIED FOLLOWING)
DAY COUNT:  30/360
PRINCIPAL AMOUNT:  $250,000,000
PRICE TO PUBLIC: 99.803%, PLUS ACCRUED INTEREST, IF ANY, FROM MARCH 23, 2007 ALL-IN PRICE: 99.753%, PLUS ACCRUED INTEREST, IF ANY, FROM MARCH 23, 2007 PROCEEDS TO ISSUER: $249,382,500
PRICING BENCHMARK:  4.625% UST DUE 2/2012
BENCHMARK YIELD:  4.475%
SPREAD TO BENCHMARK:  T+ 57 BASIS POINTS
RE-OFFER YIELD:  5.045%
REDEMPTION:  NOT REDEEMABLE BY THE COMPANY PRIOR TO MATURITY
DENOMINATIONS:  $1,000 X $1,000
LISTING:  NONE
CUSIP:  06406HBB4
BOOKRUNNERS: DEUTSCHE BANK SECURITIES INC., LEHMAN BROTHERS INC.
CO-MANAGERS: BANC OF AMERICA SECURITIES LLC, BNY CAPITAL MARKETS, INC., MERRILL LYNCH & CO.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling
DEUTSCHE BANK SECURITIES INC. toll
free at 1-800-503-4611 or LEHMAN BROTHERS INC. toll free at 1-888-603-5847.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this
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